UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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TELADOC HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

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Dear fellow stockholders:

On April 11, 2023, Teladoc Health, Inc. (“Teladoc Health” or the “Company”) filed a definitive proxy statement in connection with our 2023 Annual Meeting of Stockholders, to be held on May 25, 2023 (the “Annual Meeting”). One of the proposals to be voted on by our stockholders at the Annual Meeting and described in our proxy statement is the approval of a new 2023 Incentive Award Plan (“Proposal No. 3” or the “Incentive Award Plan Proposal”). If approved by our stockholders at the Annual Meeting, the Incentive Award Plan Proposal would allow the Company to continue to provide equity awards as part of the Company’s compensation program, a very important tool for motivating, attracting and retaining talented employees that have made Teladoc Health successful. As further described below, if the Incentive Award Plan Proposal fails, we will not have access to additional shares, and we would be required to take one or more actions that our board of directors (our “Board”) believes are not in the best interests of our stockholders, including reducing the proportion of compensation paid to our employees in equity, decreasing their long-term alignment with investors. To assist our stockholders in their consideration of this important proposal, we are providing additional information.

We are aware that various institutional investors have proprietary models for evaluating the Incentive Award Plan Proposal, but we believe it is important to clarify certain aspects of our equity grant practices and the Incentive Award Plan Proposal, which are described below, to allow all stockholders to conduct an independent and more contextualized analysis of our historical equity usage, including an analysis that appropriately adjusts for the extraordinary retention share grants that we made in connection with our 2020 merger with Livongo Health, Inc. (“Livongo”).

Our Board unanimously recommends you cast your vote FOR the Incentive Award Plan Proposal.

Our Pay Philosophy Supports our Business Strategy

Teladoc Health offers a portfolio of services and solutions covering hundreds of medical subspecialties, bolstered by technology, machine learning and human expertise to provide an effective care experience that people value and trust. Our solution combines the latest in data science and analytics with an award-winning user experience through a set of highly flexible integrated technology platforms through business to business and direct to consumer channels. The success of our whole-person care strategy is dependent on our ability to not only motivate and retain our talented team to achieve important goals, but also to recruit top talent. We believe that the ability, hard work and talent of our employees is a major reason for our leadership position in whole-person care. As you consider the Incentive Award Plan Proposal, we ask that you bear in mind that the innovation and proprietary technology necessary to effectively implement our whole-person care strategy requires that we compete for talent with other technology companies and in geographic regions (including Silicon Valley) where equity incentives are necessary to attract and retain critical employees. For example, the peer group of companies that compete with us for talent and is used by our Compensation Committee in determining executive compensation consists largely of software and technology companies. Moreover, we compete for talent with companies much larger than we are and which are capable of offering very competitive pay programs.

Our compensation strategy, which has been consistently supported both by our stockholders and by leading proxy advisory firms (including favorable recommendations regarding our compensation practices in 2022), has served us well, and our ability to continue to grant competitive equity compensation is critical to maintaining our momentum. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy, which incentivizes employees throughout the organization to strive for stockholder value, and not just our executive officers. In 2022, employees who are not executive officers received approximately 82% of the equity awards granted by the Company. Equity compensation also represents a significant portion of the total compensation for our key executives and is an important element of compensation for our directors. In 2022, approximately 87% of our CEO’s, and, on average, approximately 87% of our other named executive officers’ target total direct compensation consisted of equity compensation. Moreover, our regular annual equity grants to our executives are split equally between time-based and performance-based awards. Finally, equity awards represent approximately 78% of the compensation paid to our non-employee directors in 2022. We believe the high percentage of compensation paid in the form of equity awards aligns the interests of our executives and directors strongly with those of our stockholders.

Without the Benefit of Equity Awards, We Would Be Forced to Rely on Other Forms of Compensation

As described above, equity is a central component of compensation for many of our employees, and particularly those at a senior level within our organization. These awards play a critical role in enabling us to attract and retain high-caliber talent, especially talent from within the technology industry, and ensure that the interests of that talent are appropriately aligned with those of our stockholders. The inability to grant equity awards may force us to rely on cash as an alternative form of compensation, which might be better allocated to other business uses to support our whole-person care strategy and future growth.

Our Equity Grant Practices

Many institutional stockholders and proxy advisory firms are supportive this year of each of our director nominees and also of our “say-on-pay” proposal. We believe that this, along with the 92% support from stockholders on our say-on-pay proposal last year, indicates that investors support our overall compensation program. However, certain investors have provided feedback about our Incentive Award Plan Proposal based on a formulaic application of quantitative thresholds that we believe necessitated further contextualization of our business, our equity grant practices and our three-year burn rate. We are asking our stockholders to consider several important relevant factors to our business strategy that are not considered in such a formulaic approach, which include:

•	We often need to compete against technology companies and much larger companies to successfully recruit and retain talented employees that will help us further our whole-person care strategy. As discussed above, equity is a critical aspect of our compensation program for both new and existing employees. We review market data on equity compensation to try to ensure our pay packages are competitive for all levels of employees, including our executives, and we will continue to monitor this data over time.

•	Formulaic analysis does not factor in the implications for us and our stockholders if the Incentive Award Plan Proposal is not approved. As previously mentioned and discussed in our full proxy statement for the 2023 Annual Meeting, if the 2023 Incentive Award Plan is not approved by our stockholders, we would likely need to significantly increase the cash component of employee compensation to continue to attract and retain key employees as we would no longer be able to provide the elements of compensation that we previously provided in the form of equity awards. Using cash awards or other non-equity forms of incentive compensation would reduce alignment of interests between employees and stockholders, reduce cash available for other potential uses, such as investments to support our growth or strategic transactions, directly increase our costs and may reduce our profitability or may expand our losses.

•	As of March 31, 2023, we had 6,278,157 shares available for grant under our existing equity plans, which we do not expect will be sufficient to last through the Company’s next annual cycle of grants in March 2024. If the 2023 Incentive Award Plan is approved, those existing plans will all be shut down and no further grants will be made under those plans. Any shares remaining available for issuance under those plans would become available for grant under the 2023 Incentive Award Plan, which together with the additional 8,250,000 shares being requested in the Incentive Award Plan Proposal are expected to last for approximately one year, allowing the Company to make annual equity grants in March 2024 and to support new-hire equity awards over the next year. We are intentionally seeking approval of a number of shares that will last for a relatively shorter duration given recent, extreme volatility in our stock price, allowing our stockholders the opportunity to re-evaluate our equity compensation strategies at the 2024 annual meeting of stockholders.

•	Limiting dilution to our existing stockholders is a key consideration in our equity grant practices. Our three-year average run rate of 6.24%[1] is significantly impacted by the number of equity awards granted or assumed in connection with the Livongo merger in 2020. When we combined with Livongo, it was essential that we retain and integrate Livongo’s talent. A critical component of how we accomplished this was our use of equity awards, as well as the assumption of Livongo’s outstanding equity awards, in order to align them with our firm and stockholders, and, through a multi-year year vesting schedule conditioned on their continued employment, retain them for the period of time that we believed would be necessary to fully integrate them into our Company. Excluding those grants, our run rate in 2020 would have been approximately 0.78%, resulting in a three-year average run rate of only 2.37%, in line with the 50th percentile of our peer group of 2.3%. As a result, we believe that the formulaic models used by certain investors and proxy advisory services do not reflect our normal equity usage practices, and effectively penalize our Company for undertaking a transformational combination that has significantly strengthened our chronic care management capabilities and enabled us to implement a whole-person care strategy. We believe that the result is misleading for our stockholders, who can gain a more accurate picture of our equity usage as compared with our peers by making proper adjustments for that unique situation.

1 See page 63 of our proxy statement for additional details regarding the calculation of our three-year average run rate.

•	Even after the significant market volatility in 2022 that created conditions in which equity awards were granted at lower stock prices and covered more shares than our historical practices, our run rate in 2022 of 5.43% was lower than the three-year average. We expect that the run rate will decrease in subsequent years for the duration of the share pool under the 2023 Incentive Award Plan. For 2023, based on grants made under the prior plans to date and current projections for the remainder of the year, we project that our run rate will be approximately 5%.

•	As noted above, many investors and proxy advisory firms have determined that our compensation practices are appropriate and align CEO and other named executive officer pay with performance. The 2023 Incentive Award Plan is necessary to maintain those compensation practices, support our growth strategies, and is in-line with our peers based on key equity program metrics.

We are committed to maintaining best practices in our compensation program and equity plan, as well as engaging with stockholders and being responsive to their priorities and concerns. For example, as discussed in greater detail in our proxy statement, we have modified our executive compensation program over the past few years in direct response to feedback from stockholders, including further emphasizing longer performance periods for our performance stock units.

We believe our equity usage strikes the correct balance between retaining employees in a very competitive industry and responsibly managing dilution levels. We will continue to monitor our equity usage and work within the confines of a finite stockholder-approved equity pool.

The Qualitative Aspects of our Compensation Program are Viewed Favorably

It is important to recognize that feedback regarding our Incentive Award Plan Proposal has not been due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, in 2022, approximately 92% of our stockholders supported our say-on-pay proposal. This year, many investors and proxy advisory firms again support our say-on-pay proposal because they found that pay and performance are reasonably aligned at this time.

Our Compensation Committee has historically used equity compensation as a critical component of our overall compensation program, both for our executive team and for substantially all of our employees. This creates a strong link between the incentives of our employees and the interests of our stockholder base and conserves our cash resources to support our growth objectives. Moreover, our use of equity compensation has driven lower employee turnover than the overall market. Our stockholders have been supportive of our general approach to compensation, as indicated by consistently high support of our say-on-pay proposals over multiple years. To vote against the 2023 Incentive Award Plan now would effectively undermine the wishes of the stockholders who have overwhelmingly supported our pay practices.

The 2023 Incentive Award Plan Implements Best Practices

Stockholders have also recognized the best practices in our 2023 Incentive Award Plan and our compensation program more broadly:

•	Minimum vesting condition of one year for grants under the 2023 Incentive Award Plan, with only narrow exceptions

•	No repricing (or cash buyouts) of stock options or stock appreciation rights without stockholder approval

•	No “liberal share recycling”

•	No “evergreen” provision

•	No dividends vest until underlying award vests

•	Clawback policy in place

•	No tax gross-ups

•	No hedging of equity securities

•	Stock ownership guidelines

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 3.

In closing, we would like to assure you of our commitment to continue to increase the value of Teladoc Health while working within the compensation framework described in our proxy statement. We thank you for the time you have focused on this matter and your careful consideration of this proposal. If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or via email at proxy@mackenziepartners.com.

Sincerely,

Jason Gorevic

Chief Executive Officer

Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, commitments, goals, and our equity grant practices. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model, including our ability to effectively compete; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; and (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC. Any forward-looking statement made by us in this letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.